MANAGEMENT AGREEMENT

AlphaCentric Advisors LLC

Exhibit

Dated: August 1, 2021

Fund	Percentage of Average Daily Net Assets
AlphaCentric Income Opportunities Fund	1.50%
AlphaCentric Premium Opportunity Fund	1.75%
AlphaCentric Robotics and Automation Fund	1.25%
AlphaCentric Municipal Opportunities Fund	1.00%
AlphaCentric Symmetry Strategy Fund	1.35%
AlphaCentric LifeSci Healthcare Fund	1.25%
AlphaCentric Strategic Income Fund	1.50%

Mutual Fund Series Trust

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

AlphaCentric Advisors LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Member